UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
November 20, 2015

Pioneer Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Missouri	333-103293	44-0607504
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

4700 Belleview Avenue, Suite 300, Kansas City, Missouri	64112
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (816) 756-2020

Not Applicable
(Former name, former address and former fiscal year, if
changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01 Entry into Material Definitive Agreement.

Master Agreement with Fiserv Solutions, LLC

 On November 20, 2015, Pioneer Financial Services, Inc. (the “Company”) entered into a Master Agreement (the “Master Agreement”) with Fiserv Solutions, LLC (“Fiserv”).  The Master Agreement provides that Fiserv will provide the Company with certain services related to account processing, online banking, ACH processing, and related support and integration services. The Master Agreement provides that Fiserv will be paid monthly fees, in certain instances subject to monthly minimum charges, in addition to certain one-time fees. The term of the Master Agreement is five years. The Master Agreement may be terminated by the Company for a material breach of the Master Agreement; upon written notice, subject to the payment of termination fees; for certain uncured defaults, if the Company is required to terminate the Master Agreement by any financial service regulator; or upon the failure to convert to a Fiserv Premier Loan Account Platform before a certain date due solely to action or inactions of Fiserv. The Master Agreement provides certain performance standards for the services to be provided by Fiserv. The Master Agreement provides, among other things, customary representations, warranties, indemnities, limitations of liabilities and confidentiality provisions.

Master Agreement with Teledata Communications, Inc.

On November 20, 2015 the Company entered into a Master Agreement and Work Schedule (the “TCI Agreement”) with Teledata Communications, Inc. (“TCI”) for the provision of certain loan origination services. The TCI Agreement is for a term of five years. The TCI Agreement provides that TCI will be paid monthly fees based on the number of accounts subject to the services, in certain instances subject to monthly minimum charges in addition to certain one-time fees. The Company shall also pay fees to TCI as mutually agreed to by the parties in any subsequent work orders. The Company may terminate the TCI Agreement with 90 days’ notice for an uncured material breach of the TCI Agreement if such breach is not cured within 60 days. The TCI Agreement provides for, among other things, customary limitations of liability and confidentiality provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Name	Title	Date

/s/ Laura V. Stack	Chief Operating Officer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 25, 2015
Laura V. Stack